Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (“Agreement”) is entered into as of July 15, 2018, by and between Tidewater Inc., a Delaware corporation (“Parent”), and the holder of Common Stock (as defined below) identified on the signature page hereto (“Stockholder”).

Recitals

A.Stockholder is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock, par value $0.01 per share (the “Common Stock”), of GulfMark Offshore, Inc., a Delaware corporation (the “Company”).

B.Parent and the Company are entering into an Agreement and Plan of Merger of even date herewith (such agreement, as it may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, (i) the merger of a to be formed Delaware corporation, which will be a wholly owned subsidiary of Parent (“Merger Sub”), with and into the Company (the “First Merger”), with the Company being the surviving entity in such merger (the “Surviving Corporation”), and (ii) immediately following the First Merger, the merger of the Surviving Corporation with and into a to be formed Delaware limited liability company (“Newco”), with Newco being the surviving entity in such merger (the “Second Merger” and, together with the First Merger, the “Mergers”).

C.Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Mergers to be consummated.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

section 1.Certain Definitions

For purposes of this Agreement:

(a)Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b)“Covered Securities” shall mean the number of shares of Common Stock set forth on Schedule 1 hereto.

(c)“Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date upon which the Mergers become effective, (iii) the occurrence of a Company Change in Recommendation made by the Company Board in compliance with the terms of the Merger Agreement; (iv) the effectiveness of any amendment, modification or supplement to the Merger Agreement or waiver under the Merger Agreement, in each case, where such amendment, modification, supplement or waiver would (A) decrease, or change the form of, the consideration to be received under the Merger Agreement by holders of Company Common Stock, (B) adversely affect in any material respect the ability of any party thereto to consummate either Merger or (C) materially delay the occurrence of the First Merger Effective Time; or (v) the mutual agreement of Parent and Stockholder to terminate this Agreement.

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(d)A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e)“Subject Securities” shall mean: (i) all securities of the Company (including all shares of Common Stock and all Company RSUs, Company Warrants and other rights to acquire shares of Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Common Stock and all additional Company RSUs, Company Warrants and other rights to acquire shares of Common Stock) of which Stockholder acquires Ownership during the Voting Period.

(f)A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of such security, or any interest in such security, to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment (whether or not in writing) providing for the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of or interest in such security. The parties acknowledge that the First Merger, in and of itself, shall not be deemed a Transfer in violation of this Agreement.

(g)“Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

section 2.Transfer of Covered Securities and Voting Rights

2.1Restriction on Transfer of Covered Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Covered Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Covered Securities in response to or otherwise in connection with any tender or exchange offer. For the avoidance of doubt, a conversion by the Company of Common Stock into Company Warrants shall not be deemed to be a “Transfer” or violate any of the provisions of this Agreement.

2.2Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall not: (a) deposit any of the Covered Securities into a voting trust; (b) other than the proxy contemplated by this Agreement, grant any proxy with respect to any of the Covered Securities; or (c) other than this Agreement, enter into any tender, voting or other similar agreement or arrangement, with respect to any of the Covered Securities.

2.3Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Covered Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family; (b) if Stockholder is not an individual, to one or more partners or members of Stockholder or to an affiliated entity under common control with Stockholder; or (c) to another Person that has signed a voting and support agreement with Parent in connection with the Merger Agreement; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (x) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (y) such Transfer is effected no later than three Business Days prior to the scheduled date of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) and does not delay, hinder or impede (A) the timely voting of the Covered Securities in accordance with Section 3.1 or (B) the consummation of the Contemplated Transactions.

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2.4Other Restrictions. During the Voting Period, Stockholder shall not take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or the transactions contemplated hereby, or seek to do or solicit any of the actions prohibited in this Section 2. Stockholder agrees to notify Parent promptly, and to provide all details reasonably requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person in connection with an Acquisition Proposal with respect to the Company or any Company Entity or Acquisition Inquiry with respect to the Company or any Company Entity.

section 3.Voting of Shares

3.1Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called, and in any written action by consent of the stockholders of the Company, Stockholder shall cause the Covered Securities to be voted (including via proxy):

(a)in favor of (i) the adoption of the Merger Agreement, the terms thereof and all agreements related to the Mergers, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b)against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)against the following actions (other than the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any of its Subsidiaries; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iv) any change in the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws or other charter or organizational documents; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions.

3.2Other Voting Agreements.

(a)During the Voting Period, Stockholder shall not (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1, or (ii) grant a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Covered Securities that would prevent the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

(b)During the Voting Period, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called, Stockholder shall be represented in person or by proxy at such meeting in order for the Covered Securities to be counted as present for purposes of establishing a quorum.

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(c)Without limiting the obligations set forth in this Agreement, in connection with the Company Stockholders Meeting, Stockholder shall cause the Covered Securities to be voted (in person or by proxy) in accordance with Section 3.1 within five Business Days after the date on which Stockholder receives any proxy card or voting instruction form with respect to such Covered Securities, and shall not withdraw, revoke or otherwise alter such vote while this Agreement is in effect.

3.3Proxy. In furtherance of Stockholder’s obligations pursuant to Section 3.1, Stockholder hereby irrevocably and to the fullest extent permitted by law appoints and constitutes Parent the attorney and proxy of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to the Covered Securities, to vote, or grant a consent in respect of, such Covered Securities solely on the matters, and in the manner, set forth in Section 3.1 above (and Stockholder may vote such Covered Securities on all other matters and Parent may not exercise this proxy with respect to such other matters). This proxy granted to Parent pursuant to this Section 3.3 shall become effective on the date that is five Business Days prior to the Company Stockholders Meeting and will automatically terminate, be revoked and be of no further force or effect on the Expiration Date.

section 4.Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

4.1Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder has reviewed and understands the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.

4.2No Conflicts or Consents.

(a)The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound.

(b)The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person.

4.3Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Common Stock set forth under the heading “Shares of Common Stock Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the Company RSUs and Company Warrants forth under the heading “Company RSUs, Company Warrants and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any Company RSU, Company Warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares, warrants and other rights set forth on the signature page hereof.

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4.4Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and will be accurate in all material respects at all times through and including the Expiration Date as if made as of any such time or date.

section 5.Miscellaneous

5.1Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in any press release, the Joint Proxy Statement/Prospectus and any other filing or disclosure required under the Exchange Act or otherwise required in connection with the Merger Agreement, the Mergers and the other Contemplated Transactions, Stockholder’s identity and ownership of shares of Common Stock and other Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement).

5.2No Solicit. During the Voting Period, Stockholder shall not directly or indirectly, and shall use its reasonable best efforts to ensure that each of Stockholder’s Representatives (subject to Section 5.3) does not directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Company or any Company Entity or any Acquisition Inquiry with respect to the Company or any Company Entity; (b) furnish or otherwise provide access to any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) support or endorse any Acquisition Proposal; (e) take any action that could result in the revocation or invalidation of the proxy contemplated by this Agreement; or (f) agree or publicly propose to take any of the actions referred to in this Section 5.2 or otherwise prohibited by this Agreement; provided, however, that if requested by the Company Board after the time (but not before) the Company Board has made a determination in compliance with the provisions of Section 4.4 of the Merger Agreement that an Acquisition Proposal is or could reasonably be expected to result in a Company Superior Offer, the foregoing shall not prohibit Stockholder from indicating to the Company Board, after such time and during the pendency of such Acquisition Proposal, either support, or lack thereof, and the reasons for such support or lack thereof, with respect to such Acquisition Proposal.

5.3Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities. This Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by any Affiliate or Representative of Stockholder as a director of the Company or any of its Subsidiaries (in each case, subject to compliance with the terms of the Merger Agreement), and any actions taken, or failure to take any actions, by any of the foregoing Persons in such capacity as a director of the Company or any of its Subsidiaries shall not be deemed to constitute a breach of this Agreement.

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5.4No Legal Action. Stockholder shall not, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Stockholder (or its performance hereunder) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other holders of Common Stock.

5.5Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

5.6Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and compliance with the terms hereof.

5.7Survival of Representations, Warranties and Agreements. All Parent’s rights and remedies with respect to any breach of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Date.

5.8Further Assurances; Notice of Certain Events. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.9Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

5.10Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States of America return receipt requested, upon receipt; (b) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by electronic mail, when transmitted (with electronic confirmation of delivery thereof); and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party hereto shall provide by like notice to the other party:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Tidewater Inc.

6002 Rogerdale Road
Suite # 600
Houston, Texas 77072
Attention: Bruce D. Lundstrom
Email: blundstrom@tdw.com

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with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin, Esq.
Facsimile: (214) 746-7777
Email: james.griffin@weil.com

5.11Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.12Entire Agreement. This Agreement, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.13Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.14Assignment; Binding Effect; No Third Party Rights. Except as provided herein, including pursuant to Section 2.3, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Covered Securities are Transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Sub and their successors and assigns) any rights or remedies of any nature.

5.15Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.15, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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5.16Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.

5.17Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, the rights and obligations of the parties hereto under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the actions contemplated by this Agreement, including all matters of construction, validity and performance, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.10 shall be effective service of process for any such action. Notwithstanding the foregoing in this Section 5.17(b), a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.17.

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5.18Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

5.19Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.20Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.21Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.22Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent, and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.23Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

[Remainder of page intentionally left blank.]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.

TIDEWATER INC.

By: /s/ John Rynd

John Rynd
Name
President and Chief Executive Officer
Title

Signature Page to Voting and Support Agreement

RAGING CAPITAL MANAGEMENT LLC

/s/ Frederick C. Wasch
Signature

Frederick C. Wasch, Chief Financial Officer
Printed Name

Address:	10 Princeton Avenue

Rocky Hill, NJ 08553

Facsimile:	609-423-0966

Shares of Common Stock Held of Record	Company RSUs, Company Warrants and Other Rights	Additional Securities Beneficially Owned
0	149,900	2,199,514

Signature Page to Voting and Support Agreement

Schedule 1

Covered Securities

1,709,464.21 shares of Common Stock